  As filed with the Securities and Exchange Commission on: September 3, 1996.



                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     under
                          THE SECURITIES ACT OF 1933

                         United Petroleum Corporation
            (Exact name of registrant as specified in its charter)

            Delaware                                    13-310494
     (State of incorporation)                  (I.R.S. Employer I.D. Number)


               4867 North Broadway
               Knoxville, Tennessee                          37928
        (Address of principal executive offices)          (zip code)

                UNITED PETROLEUM CORPORATION 1994 STOCK OPTION
                  AND STOCK BONUS PLAN AND THE 1996 AMENDMENT
                            Full Title of the Plan

                       Mr. Michael F. Thomas, President
                         United Petroleum Corporation
                              4867 North Broadway
                          Knoxville, Tennessee 37928
                    (Name and address of agent for service)

                                (423) 688-0582
         (Telephone number, including area code, of Agent for Service)

                        CALCULATION OF REGISTRATION FEE

Title of
Class of                             Proposed        Proposed
Securities       Amount To           Maximum         Maximum
To Be            Be                  Price per       Offering       Amount
Registered       Registered(1)       Share(2)        Price          of Fee
- ----------       -------------       --------        -----          ------
Common Stock,      1,500,000           $5.75       $8,625,000     $2,974.14
$.01 par value

- --------------

(1) This registration statement covers 1,500,000 shares, the increased number of shares for which options may be granted or bonus shares issued under the 1994 Stock Option and Stock Bonus Plan as the result of the 1996 Amendment Number Two to the 1994 Stock Option and Stock Bonus Plan. In addition, this registration statement covers such additional indeterminate number of shares of Common Stock as may be issued upon exercise of options by reason of adjustments in the number of shares of Common Stock pursuant to anti-dilution provisions contained in the plan under which the options were granted. Because such additional shares of Common Stock will, if issued, be issued for no additional consideration, no registration fee is required.

(2) Estimated solely for calculation of the amount of the registration fee.
    All shares of Common Stock are being offered to employees (as said term is defined in the General Instructions to the Form S-8) who are not restricted as to the price or prices at which such securities may be sold. It is anticipated that such securities will be offered at prices approximating fluctuating market prices. Therefore, pursuant to Rule 457 of the Securities Act of 1933, as amended, the registration fee has been calculated based upon the higher of (i) the average of $5.75 per share and $6.00 per share, the bid and asked prices of the Company's Common Stock on August 22, 1996 as reported by The NASDAQ Stock Market, Small Cap Market, or (ii) the maximum exercise price per share for shares of common stock issuable upon exercise of options to purchase common stock.

Prior Registration Statement

         This registration statement on Form S-8 relates to registration statements on Form S-8, file no. 33-86206, filed on November 8, 1994, which registered shares issuable in accordance with the terms of the 1994 Stock Option and Stock Bonus Plan, and which was amended by amendment filed with the Securities and Exchange Commission on May 8, 1995, Registration Statement on Form S-8, file no. 33-92054, and such registration statements are incorporated by reference herein.

Additional Information

         This registration statement of Form S-8 covers 1,500,000 shares, the increased number of shares for which options may be granted or bonus shares issued under the 1994 Stock Option and Stock Bonus Plan (the "Plan"), as amended by the 1996 Amendment Number Two to the Plan.

Item 8. Exhibits.

4.1 One Capital Advisory Agreement*

4.2 Wood Capital Associates Consulting Agreement*

4.3 United Petroleum Corporation 1994 Stock Option and Stock Bonus Plan*

4.4 1995 Amendment to United Petroleum Corporation 1994 Stock Option and Stock Bonus Plan**

4.5 1996 Amendment to United Petroleum Corporation 1994 Stock Option and Stock Bonus Plan.

4.6 Agreement between M.A.G. & Associates, Inc. and United Petroleum
    Corporation**

4.7 Agreement between Strategic Holdings Corporation and United Petroleum Corporation

5.1 Opinion of Brenman Key & Bromberg, PC.*

5.2 Opinion of Robson & Miller, LLP

24.1 Consent of Dunn Creswell Sparks Smith Horne & Downing

24.2 Consent of Robson & Miller, LLP is contained in Exhibit No. 5.3

                                       3

- ---------------
 *Incorporated by reference to Registration Statement on Form S-8, no.
  33-86206 filed on November 8, 1994.

**Incorporated by reference to Registration Statement on Form S-8, no. 33-92054 filed on May 8, 1995.



                    [Rest of Page Intentionally Left Blank]

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Knoxville, State of Tennessee, on August 29, 1996.

                                            UNITED PETROLEUM CORPORATION
                                            (Registrant)

                                            By: /s/ Michael F. Thomas
                                                ------------------------
                                                Michael F. Thomas, President

         Pursuant to the requirements of the Securities Act of 1933, this report has been signed below by the following persons on behalf of the registrant and in their capacities and on the dates indicated.

Signature                           Title                   Date


/s/ Michael F. Thomas               Chief Executive         August 29, 1996
- ------------------------------      Officer, and
Michael F. Thomas                   Director


/s/ Dwight S. Thomas                Director                August 30, 1996
- ------------------------------
Dwight S. Thomas


- ------------------------------      Director                August ___, 1996
James F. Rose


/s/ William Ted Phillips, Jr.       Director                August 30, 1996
- ------------------------------
William Ted Phillips, Jr.



- ------------------------------      Director                August ___, 1996
James R. Fitzgerald



L. Douglas Keene, Jr.               Principal Financial     August 29, 1996
- ------------------------------      and Accounting
L. Douglas Keene, Jr.               Officer